UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                             Commission File Number
                                  333-110437-09


                    Residential Asset Mortgage Products, Inc.

             (Exact name of registrant as specified in its charter)


       8400 Normandale Lake Blvd., Suite 250, Minneapolis, Minnesota 55437

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      GMACM Home Equity Loan Trust 2004-HE2
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule    12g-4(a)(1)(i)   |_|   Rule    12h-3(b)(1)(i)   |_|
              Rule    12g-4(a)(1)(ii)  |_|   Rule    12h-3(b)(1)(ii)  |_|
              Rule    12g-4(a)(2)(i)   |_|   Rule    12h-3(b)(2)(i)   |_|
              Rule    12g-4(a)(2)(ii)  |_|   Rule    12h-3(b)(2)(ii)  |_|
                                             Rule    l5d-6            |X|

        Approximate number of holders of record as of the certification or notice date: less than 300

   Pursuant  to  the  requirements  of  the  Securities  Exchange  Act  of  1934
Residential    Funding   Mortgage   Securities   I,   Inc.   has   caused   this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 22, 2005         By:  Patricia C. Taylor
                                   Patricia C. Taylor, Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (12-04) Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.